As filed with the Securities and Exchange Commission on April 6, 2017.
              Registration No. 333-93447
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDDLEBURG FINANCIAL CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	54-1696103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West Washington Street Middleburg, Virginia	20117
(Address of principal executive offices)	(Zip code)

Middleburg Financial Corporation 1997 Stock Option Plan
(Full title of the plan)

Michael W. Clarke
President and Chief Executive Officer
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
(Name and address of agent for service)

(703) 871-2100
(Telephone number, including area code, of agent for service)
________________________

Copies to:
Jacob A. Lutz, III, Esq.
Seth A. Winter, Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
(804) 697-1490
________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the "Registration Statement"):


Registration Statement No. 333-93447, pertaining to the registration and sale of 380,000 shares of common stock of Middleburg Financial Corporation (the "Company") in connection with the Company's 1997 Stock Option Plan.

On April 1, 2017, pursuant to the Agreement and Plan of Reorganization, dated as of October 21, 2016, by and between Access National Corporation ("Access") and the Company, and a related Plan of Merger, the Company was merged with and into Access (the "Merger"). As a result of the Merger, the Company ceased to exist as of 12:01 a.m. on April 1, 2017.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, Access (as successor to the Company) hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Middleburg Financial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 6th day of April, 2017.

ACCESS NATIONAL CORPORATION
(as successor to Middleburg Financial Corporation)

April 6, 2017	By:	/s/ Michael W. Clarke
Michael W. Clarke
President and Chief Executive Officer